Exhibit 99.1

NEW YORK and SHANDONG, China, April 14 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq:GFRE - News) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that it has raised guidance for fiscal year 2010.

The Company now expects revenue between $146 million and $150 million, up from the previously announced range of $128 million to $132 million and net income between $44 million and $46 million, up from the previously announced range of $36 million to $38 million. This represents growth in revenue between 32% and 36%, and growth in net income between 44% and 50% as compared with fiscal year 2009. This updated guidance does not take into account the impact of any potential acquisitions.

"This adjustment to our guidance was mainly due to an increase in bromine prices that has exceeded our initial expectations. Since the beginning of 2010, bromine prices have increased more than 25% from $2,250 to $2,850 per metric ton by the end of March 2010," said Mr. Xiaobin Liu, CEO of Gulf Resources.

Growing demand for bromine due to the global economic recovery has been the main driver of increased bromine prices. Downstream industries utilizing bromine, such as pesticide and flame retardant production, in addition to real estate, automobile sales and home appliance sales in rural areas, have experienced sustained growth in China. In addition, demand is supported by the development of more sophisticated applications for bromine. For example, bromine compounds have been successfully used in reducing mercury emissions which face stricter restrictions globally. According to Cheminfo, a news portal under China National Chemical Information Center (CNCIC), bromine used for mercury emission reduction will reach 150,000 metric tons by 2015, equivalent to 15% to 20% of the total projected global bromine production capacity.

In addition to strong demand, a shortage of bromine supply is supporting prices. In recent years, the improvement and development of China's basic farmland protection system and rapid economic development along the coast have reduced the bromine mining area and the ability to expand bromine production. Extremely cold weather in Shandong province has also reduced bromine production, which may lead to lower output levels in 2010 compared with 2009.

"We expect this demand and supply dynamic will persist in 2010, which will support high bromine prices throughout 2010 and help us to reach our new financial guidance for the year," concluded Mr. Liu.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxing Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn ..

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, anticipated bromine prices and demand for bromine, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For further information, please contact:

Gulf Resources, Inc.
David Wang, VP of Finance
Email: gfre.2008@vip.163.com

Helen Xu
Email: beishengrong@vip.163.com
Web:   http://www.gulfresourcesinc.cn

CCG Investor Relations Inc.
Linda Salo, Sr. Financial Writer
Phone: +1-646-922-0894
Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web:   http://www.ccgirasia.com